UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2009

SANDY SPRING BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-19065	52-1532952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland  20832
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (301) 774-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

Sandy Spring Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Sandy Spring Bank (the “Bank”) entered into Change in Control Agreements with Frank H. Small, Executive Vice President and Chief Operating Officer, and Ronald E. Kuykendall, Executive Vice President and General Counsel. The agreement with Mr. Small was effective December 15, 2009 and the agreement with Mr. Kuykendall was effective December 22, 2009.  The Change in Control Agreements replaced expiring employment agreements with the executives.

Under the Change in Control Agreement, if, during the period beginning six months before a change in control (as defined in the agreement) and ending at the expiration of the agreement, the Bank terminates the executive’s employment without just cause (as defined in the agreement) or the executive terminates his employment with good reason (as defined in the agreement), the Bank shall make a lump-sum payment to the executive of an amount equal to 2.99 times his total annual compensation.  In addition, for three calendar years following termination of employment, the executive will continue to participate in any benefit plans of the Bank that provide health, life and disability insurance on terms no less favorable than the most favorable terms provided to executive officers of the Bank during such period.

For purposes of the Change in Control Agreement, total annual compensation is defined to mean one year’s base salary at the highest rate in effect in the period beginning six months before the last change in control to occur before termination of the executive’s employment plus other compensation, including bonus payments, at the rate paid for the calendar year preceding the change in control or the calendar year preceding termination of the executive’s employment, whichever is higher.  Benefits that are not subject to current income taxation are not included in the calculation of total annual compensation.

In the event that payments or benefits pursuant to the Change in Control Agreement would result in the imposition of a penalty tax under Section 280G of the Internal Revenue Code, the payment to the executive will be reduced to the maximum amount that may be paid under Section 280G without triggering such penalty tax.

As a condition precedent to making any payment under the Change in Control Agreements, the U.S. Department of the Treasury must not hold an equity or debt position in the Company and the Company must have been released from all statutory or regulatory obligations under the Troubled Asset Relief Program relative to any prohibition on the compensation contemplated in the Change in Control Agreements.

The Change in Control Agreements have a term of two years.  On each anniversary date, the agreements will be extended for an additional year without action by any party, unless either the Bank or the executive has given written notice at least 60 days prior to the anniversary date of its or his desire that the term not be extended.

Letter Agreements

The Company is a participant in the Capital Purchase Program (“CPP”), which is a part of the Troubled Assets Relief Program established by the United States Department of Treasury (“Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. To comply with certain executive compensation standards applicable to its senior executive officers and its most highly compensated employees under the laws and regulations applicable to CPP participants, the Company requested certain officers to enter into separate letter agreements with the Company in which each officer agreed to be subject to all current and future limitations and restrictions on compensation imposed on participants in the CPP until such time as the Company ceases to be subject to the CPP compensation standards.

To comply with the applicable executive compensation standards applicable to CPP participants, each executive signed a letter agreement in which the executive acknowledged that: (a) if he or she is a senior executive officer, he or she is ineligible to receive compensation under any compensation plan that the Compensation Committee of the Board of Directors determines includes incentives for the executive to take unnecessary and excessive risks that threaten the value of the Company; (b) if he or she is a senior executive officer or one of the five most highly compensated employees, the Company is prohibited from paying and he or she is prohibited from receiving any golden parachute payment in connection with severance from employment; (c) if he or she is one of the five most highly compensated employees, the Company is prohibited from paying and he or she is prohibited from receiving any bonus, retention award or incentive compensation, unless specifically permitted by the laws and regulations applicable to CPP participants; (d) if he or she is a senior executive officer or one of the 20 most highly compensated employees, he or she must forfeit and pay back to the Company any bonus, retention award or incentive compensation paid during the time the Company participated in CPP if such bonus, retention award or incentive compensation payment is prohibited by the laws and regulations applicable to CPP participants or was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; and (e) if he or she is a senior executive officer or one of the 20 most highly compensated employees, the Company is prohibited from paying and he or she is prohibited from receiving any gross-up payments, payment or reimbursement of any excessive or luxury expenditures and any other compensation or payments prohibited by the laws and regulations applicable to CPP participants.

On December 31, 2009, the Company entered into the letter agreement with Daniel J. Schrider, Philip J. Mantua, Frank H. Small, R. Louis Caceres, Ronald E. Kuykendall, Joseph J. O’Brien, Jr., Jeffrey A. Welch and other officers of the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDY SPRING BANCORP, INC.
(Registrant)

Date: January 6, 2010	By:	/s/ Ronald E. Kuykendall
Ronald E. Kuykendall
General Counsel and Secretary